Board of Directors
ESE Corporation
Rock Hill, SC

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the use of our report dated October 17, 2007, on the financial statements of ESE Corporation as of May 31, 2007 and the period then ended, and the inclusion of our name under the heading "Experts" in the Form SB-2/A-8 Registration Statement filed with the Securities and Exchange Commission.

WILLIAMS & WEBSTER, P.S.
Williams & Webster, P.S.
Spokane, Washington

October 17, 2007